CONFIDENTIALITY, STANDSTILL AND BOARD REPRESENTATION AGREEMENT

         This Confidentiality, Standstill and Board Representation Agreement (the "Agreement") is made as of the 7th day of July, 2005 by and between Artesyn Technologies, Inc. ("ARTESYN") and Jana Partners LLC ("JANA", and together with ARTESYN, the "Parties").

         1. BACKGROUND. ARTESYN and JANA intend to engage in discussions concerning potential strategic alternatives that JANA, as a significant stockholder of ARTESYN, believes that ARTESYN should evaluate; and ARTESYN is prepared to furnish to JANA and to JANA's directors, officers, members, employees and agents, as applicable (collectively, "Representatives"), certain of its confidential or proprietary information and use its best efforts to cause a designee of JANA to be appointed to the ARTESYN Board of Directors (the "Board"). The Parties are entering into this Agreement in order to assure the confidentiality of the Confidential Information (as defined below) in accordance with the terms of this Agreement and to provide the terms upon which JANA will be entitled to have a designee appointed to and remain on the Board.

         2. CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean all information and data of ARTESYN or any of its affiliates furnished to JANA or any of its Representatives pursuant to this Agreement by or on behalf of ARTESYN, but does not include information that
(i) was known by JANA or available to the public prior to the time of its disclosure, (ii) becomes available to the public through no act or omission of JANA or (iii) becomes available to JANA from a third party not known by JANA to be under any obligation of confidentiality to ARTESYN with respect thereto. In addition, the term "Confidential Information" shall be deemed to include any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by JANA or its Representatives that contain, reflect or are based upon, in whole or in part, or recollections or memorizations of, any Confidential Information furnished to JANA or its Representatives pursuant hereto.

         3. USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION. JANA and its Representatives shall use the Confidential Information only to assist JANA in evaluating potential strategic alternatives available to ARTESYN. The Confidential Information shall not be used or exploited for any other purpose without the prior written consent of ARTESYN. JANA and its Representatives shall hold in strict confidence, and shall not use or disclose any Confidential Information, except as may be required by law in the opinion of JANA's outside counsel. In the event of any such disclosure pursuant to court order or governmental request, JANA will provide ARTESYN with reasonable prior written notice so that ARTESYN may seek a protective order or other appropriate remedy, and JANA shall exercise reasonable efforts to assist ARTESYN in obtaining such order or remedy. JANA shall disclose Confidential Information to its Representatives only on a need to know basis for the purpose specified herein. In any event, JANA shall be responsible for any breach of this Agreement by any of its Representatives, and agrees, at its sole expense, to use reasonable best efforts to safeguard the Confidential Information and restrain its Representatives from any prohibited or unauthorized disclosure or use of the Confidential Information. In addition, JANA hereby acknowledges that the federal securities laws, including Regulation FD thereof, impose restrictions on its ability to purchase, sell, trade or otherwise transfer securities of ARTESYN until such time as the material, non-public information provided by ARTESYN to JANA becomes publicly available or is no longer material and JANA further agrees hereby to comply with all such restrictions.

         4. RETURN OF CONFIDENTIAL INFORMATION. JANA shall, upon conclusion of discussions between the Parties hereto, or at any earlier time upon ARTESYN's request, return to ARTESYN all documents furnished to JANA by or on behalf of ARTESYN containing Confidential Information, and

JANA shall destroy all copies, electronic or otherwise, of such material together with any notes, extracts and other materials prepared by JANA or JANA's Representatives containing or based upon any Confidential Information. In addition, upon the written request of ARTESYN, JANA shall deliver an officer's certificate certifying that it has complied with the provisions of this
Section 4.

         5. ACCURACY AND COMPLETENESS. While ARTESYN shall endeavor to furnish information that it considers to be relevant for the purpose of JANA's investigation, neither ARTESYN nor its Representatives makes any representations or warranties as to the accuracy or completeness of the Confidential Information. JANA agrees that neither ARTESYN nor any of its Representatives shall have any liability to JANA resulting from JANA's disclosure or use of the Confidential Information, whether or not permitted hereby.

         6. STANDSTILL. JANA hereby agrees that, from the date hereof until six
(6) months from the date of this Agreement (the "Standstill Period"), neither it nor any of its affiliates or associates (as each such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, will (and neither it nor its affiliates or associates will assist or encourage others to), without the prior written consent of
ARTESYN: (i) seek or propose to influence or control the management or policies of ARTESYN or obtain representation on ARTESYN's Board (except as set forth herein), or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of ARTESYN, or make any public announcement with respect to ARTESYN (except as required by law) or any of the foregoing or request permission to do any of the foregoing; (ii) submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including, but not limited to, a tender offer, exchange offer, merger, acquisition or consolidation) involving ARTESYN or its securities or assets; or (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, PROVIDED, HOWEVER, that JANA shall not be subject to the foregoing restrictions in the event that (A) ARTESYN calls a special meeting for the purpose of amending its articles of incorporation or bylaws, (B) ARTESYN's Board without the concurrence of the JANA Designee (as defined below) authorizes any officer or other representative of ARTESYN to negotiate or pursue any material agreement containing a provision providing for any material consequence upon a change of control of the Company or a sale of a substantial portion of the Company's assets by sale, merger or otherwise, (C) the JANA Designee (as defined below) shall not have been appointed within twenty (20) calendar days from the date hereof other than as a result of action or inaction on the part of JANA, (D) ARTESYN's Board without the concurrence of the JANA Designee (as defined below) authorizes any officer or other representative of ARTESYN to begin a process designed to culminate in the issuance of any equity securities or securities convertible into equity securities (other than pursuant to the exercise of options, warrants or other rights to acquire equity securities heretofore granted, conversion of outstanding convertible securities and grants of options, restricted stock or other equity compensation under existing agreements, plans or arrangements or under agreements with respect to the acquisition of any business or entity which is required to be approved by ARTESYN's stockholders) or (E) ARTESYN's Board without the concurrence of the JANA Designee (as defined below) authorizes any officer or other representative of ARTESYN to negotiate or pursue any agreement with respect to the acquisition or disposition of any business or entity (provided that nothing contained herein shall prevent ARTESYN or ARTESYN's Board from taking any of the foregoing actions).

         7. BOARD REPRESENTATION. In accordance with ARTESYN's articles of incorporation and bylaws, and subject to and consistent with ARTESYN's Corporate Governance Guidelines and Governance and Nominating Committee Charter, ARTESYN will increase the size of its Board by one seat and fill the newly-created seat by appointing Marc A. Weisman or another person designated by

JANA and reasonably acceptable to the Board (the "JANA Designee") to the Board. The JANA Designee shall provide ARTESYN with such information as ARTESYN reasonably requests, including, without limitation, all information about the JANA Designee as would be required to be included in a proxy statement with respect to the election of directors. The JANA Designee shall be appointed to any committee of the Board established to evaluate potential strategic alternatives and/or to pursue any alternative(s) selected. The JANA Designee shall be entitled to the same option grants, compensation, expense reimbursements, indemnification and insurance coverage as the other non-management directors of ARTESYN. JANA shall be entitled to the JANA Designee, and the JANA Designee shall be entitled to serve in the aforementioned capacity, for a period of six months beginning as of the date hereof, unless otherwise agreed to in writing by JANA and ARTESYN, and at the end of such period such entitlement shall expire and, upon the request of ARTESYN, JANA will cause the JANA Designee to resign from the Board and any committees as of the end of such period.

         8. NO WAIVER. No failure or delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

         9. INJUNCTIVE RELIEF. Each party acknowledges and agrees that, because of the unique nature of this Agreement, the other party would suffer irreparable harm in the event of a breach by such party of any of its obligations under this Agreement, such that monetary damages would be inadequate to compensate the non-breaching party for such a breach. Each party agrees that under such circumstances the other party shall be entitled to injunctive relief, in addition to any other appropriate relief at law to which such party shall be entitled, and waives any requirement for the securing or posting of any bond in connection with such remedy.

         10. COSTS; DAMAGES; ATTORNEYS' FEES. In the event of an improper disclosure or use of Confidential Information by JANA or its Representative, JANA shall assume and discharge liability for all costs, damages and expenses sustained by the ARTESYN as may be caused or compounded thereby. If any suit or other action is commenced to construe or enforce any provision of this Agreement, the prevailing Party, in addition to all other amounts such Party shall be entitled to receive from the non-prevailing Party to such action, shall be awarded reasonable attorneys' fees and court costs.

         11. MISCELLANEOUS. This Agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State, (ii) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, (iii) may not be amended, except in writing, (iv) may be executed in counterparts, (v) shall be binding upon and inure to the benefit of each Party's successors and permitted assigns, (vi) may not be assigned without the prior written consent of the other Party and (vii) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof.

            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.
                THE SIGNATURES FOLLOW ON THE NEXT PAGE (PAGE 4).]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                             ARTESYN TECHNOLOGIES, INC.


                                             By: /s/ Joseph O'Donnell
                                                 ---------------------------
                                                 Name: Joseph O'Donnell
                                                 Title: President and Chief
                                                        Executive Officer


                                             JANA PARTNERS LLC


                                             By: /s/ Barry Rosenstein
                                                 ---------------------------
                                                 Name:  Barry Rosenstein
                                                 Title: Managing Partner